Exhibit 5.1


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                                      APAC
                                  TELESERVICES
                       Outsourced Customer Service & Sales


November 12, 1997

APAC TeleServices, Inc.
One Parkway North center
Deerfield, IL 60015

     Re:  Registration Statement on Form S-3
          File No. 333-

Ladies and Gentlemen:

     You have requested my opinion in connection with the above-referenced registration statement (the "Registration Statement") which has been filed with the Securities and Exchange commission by APAC TeleServices, Inc. (the "Company"). The registration statement relates to 1,991,385 Common Shares, par value $.01 per share, of the Company ("Common Shares"), to be sold by certain shareholders of the Company.

     In arriving at the opinion expressed below, I have examined the Registration Statement and such other documents as I have deemed necessary to enable me to express the opinion hereafter set forth. In addition, I have examined and relied, to the extent I deemed proper, on certificates of officers of the Company as to factual matters, and on the originals or copies of certified or otherwise identified to my satisfaction, of all such corporate records of the Company and such other instruments and certificates of public officials and other person as I have deemed appropriate. In my examination, I have assumed the authenticity of all documents submitted to me as copies, the genuineness of all signatures on all documents reviewed by me and the legal capacity of natural persons.

     Based upon and subject to the foregoing, I am of the opinion that the Common Shares are validly issued, fully paid and non-assessable.

     I am admitted to the practice of law in the State of Illinois and I express no opinion as to the laws of any jurisdiction other than the laws of the State of Illinois and the laws of the United States of America. I hereby consent to the references to me under the caption "Legal Matters" in the Registration Statement and in Item 16. In giving this consent, I do not hereby admit that I come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very Truly Yours,

/s/ William S. Lipsman
William S. Lipsman
Vice President and General Counsel

                             APAC TeleServices, Inc.
              One North Parkway North Center - Deerfield, IL 60015
              Telephone: 847-945-0055 - Toll Free: 800-776-2722 -
                                Fax: 847-945-2938